Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-185634), Form S-8 (No. 333-123341) and Form S-3D (No. 333-38061) of Gas Natural Inc. of our report dated April 1, 2013, relating to the consolidated financial statements and financial statement schedules, which appears in this Form 10-K.

/s/ParenteBeard LLC

Pittsburgh, Pennsylvania

April 1, 2013